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                                  EXHIBIT 5.2


Jonathan D. Leinwand, P.A.                               12955 Biscayne Blvd
                                                         Suite 328
                                                         North Miami, FL 33181
                                                         (305) 981-4524
                                                         (954) 252-4265 Fax

                               February 27, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


                  Re: COi Solutions, Inc.
                      Registration Statement on Form S-8

Gentlemen:

         I have been requested by COi Solutions, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with the Registration Statement on Form S-8,covering a total of 3,892,174 shares of common stock, which shares are being issued for services by the named officers, directors and consultants to the Registrant.

         In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in the registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have further determined that the shares have been legally issued, and are fully paid and non-assessable shares of the Registrant. Further, the Registrant has duly authorized the issuance of the shares and the filing of this Registration Statement on Form S-8.

         I hereby consent to the inclusion of this opinion in the Registration Statement on Form S-8.



                                 Very truly yours,

                                 JONATHAN D. LEINWAND, P.A.


                                 /s/ Jonathan D. Leinwand
                                 --------------------------
                                 Jonathan D. Leinwand, Esq.